                                                    Exhibit B

                          PRO FORMA

         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1995 and the unaudited pro forma statement of consolidated earnings for the year ended June 30, 1995 give effect to the acquisition of GSI - Participations ("GSI") by Automatic Data Processing, Inc. ("ADP").

The pro forma information is based on the historical consolidated financial statements of ADP and GSI (after giving effect to certain adjustments to GSI's financial statements resulting from the application of U.S. generally accepted accounting principles), giving effect to the GSI transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated financial statements. The pro forma adjustments are based on information available as of the date hereof, while the actual adjustments will be based on the ultimate appraisals, evaluations, and estimates of the fair value of assets acquired and liabilities assumed. Accordingly, there can be no assurance that the actual adjustments will not differ from those reflected herein.

The pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had occurred on June 30, 1995. The pro forma statement of consolidated earnings gives effect to the acquisition as if it had occurred on July 1, 1994.

The pro forma information is presented for illustrative purposes only and is not indicative of the financial position or the results of operations which would actually have been reported had the acquisition been in effect during these periods, or which may be reported in the future. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of ADP included within its Annual Report on Form 10-K for the year ended June 30, 1995, and with the financial statements and related notes of GSI for the year ended December 31, 1994 included in Form 8-K filed by ADP on November 6, 1995 and for the six months ended June 30, 1995 contained in this Form 8-KA.

        EXHIBIT B
                                  PRO FORMA
                     CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF JUNE 30, 1995
                                (in thousands)

                  GSI Historical

                         French                                     U.S.
                          GAAP                                      GAAP
                          and       Reclassif-    U.S. GAAP         and            ADP              Pro Forma           Pro Forma
                         Format     ications       Adjustments      Format      Historical         Adjustments           Combined
                           (a)        (b)                                                          (f)    (k)

Assets

Cash and cash
  equivalents           $ 44,957    $        -       $      -      $ 44,957   $  313,612     $ (1,013) $(231,000)(i)  $  126,556
Short-term marketable
  securities                   -             -              -             -      384,009            -   (148,000)(i)     236,009
Accounts receivable      125,364             -              -       125,364      377,145      (54.052)    (2,378)(h)     446,079
Other current assets      56,470             -              -        56,470      136,377       10,428          -         203,275
    Total current
     assets              226,791             -              -       226,791    1,211,143      (44,637)  (381,378)      1,011,919
Long-term marketable
  securities                                                                     594,268            -          -         594,268
Long-term receivables                                                            189,858            -          -         189,858
Property, plant
  & equipment - net       35,139             -         (2,462)(d)    32,677      415,959       (3,038)    (1,321)(h)     444,277
Other assets              10,294             -              -        10,294       84,212       (3,204)    (1,726)(h)      89,576
Intangibles               41,733             -              -        41,733      705,656       (2,480)   484,645 (j)   1,229,554
                        $313,957   $         -       $ (2,462)(c)   311,495   $3,201,096     $(53,359) $ 100,220      $3,559,452

Liabilities and
Shareholders' Equity
Short-term debt       $        -       $     -       $      -      $      -   $        -     $      -  $ 102,000  (i) $  102,000
Accounts payable          39,438             -              -        39,438       65,955      (11,534)                    93,859
Accrued expenses
  and other current
  liabilities             15,298        94,812         25,308(c)    135,418      385,040      (31,170)   44,492  (g)     533,780
Income taxes              89,852       (86,235)             -         3,617       82,672            -         -           86,289
Current portion of
  long-term debt           6,407        14,965              -        21,372        9,556         (558)        -           30,370
 Total current
   liabilities           150,995        23,542         25,308       199,845      543,223      (43,262)  146,492          846,298
Long-term debt            25,321       (14,965)             -        10,356      390,177            -         -          400,533
Other liabilities         22,923        (8,577)             -        14,346       66,865         (909)        -           80,302
Deferred income taxes          -             -              -             -       18,844            -         -           18,844
Deferred revenue          40,637             -              -        40,637       85,372       (5,912)        -          120,097

Shareholders' equity      74,081             -        (27,770)       46,311    2,096,615       (3,276)  (46,272)       2,093,378
                        $313,957   $         -       $ (2,462)     $311,495   $3,201,096     $(53,359) $100,220       $3,559,452

See notes to pro forma condensed consolidated financial statements.

                                                PRO FORMA
                                    STATEMENT OF CONSOLIDATED EARNINGS
                                         YEAR ENDED JUNE 30, 1995
                                 (in thousands, except per share amounts)

                                  GSI Historical
                        French                                     U.S.
                         GAAP                                      GAAP
                         and   Reclassif-        U.S. GAAP         and    ADP                 Pro Forma          Pro Forma
                        Format ications        Adjustments        Format  Historical         Adjustments          Combined
                          (a)         (b)            (e)                                   (f)          (l)

Revenue                 $513,704   $ 3,734        $      -       $517,438 $2,893,742   $(133,399)    $(14,200)  $3,263,581

Operating expenses             -   342,069          (4,717)       337,352  1,177,292    (103,465)      (8,807)   1,402,372
Costs of goods sold       16,525   (16,525)              -              -          -           -            -            -
Other purchases and
  external charges       176,724  (176,724)              -              -          -           -            -            -
Taxes other than
  income taxes            13,003   (13,003)              -              -          -           -            -            -
Personnel costs          272,912  (272,912)              -              -          -           -            -            -
General, administrative,
  and selling expenses         -   128,426               -        128,426    792,121     (26,606)      (3,306)     890,635
Depreciation and
  amortization            15,944     4,567            (392)        20,119    172,536      (3,135)      18,343      207,863
Amortization of goodwill   2,457    (2,457)              -                         -                        -            -
Systems development and
  programming costs            -    25,677               -         25,677    193,173           -         (661)     218,189
Interest income - net       (832)      832               -              -          -           -            -            -
Interest expense               -     2,903               -          2,903     24,340         (77)       6,885       34,051
Non-current expense       16,622   (16,622)              -              -          -           -            -            -
Employee profit sharing      968      (968)              -              -          -           -            -            -
Minority interest            368      (368)              -              -          -           -            -            -
                         514,691     4,895          (5,109)       514,477  2,359,462    (133,283)      12,454    2,753,110

Earnings/(loss) before
  income taxes              (987)   (1,161)          5,109          2,961    534,280        (116)     (26,654)     510,471
Provision for income
  taxes                      735         -           1,790          2,525    139,450        (484)       1,717      143,208
Extraordinary expense
  - net of tax             1,161    (1,161)              -              -          -           -            -            -
Net earnings            $ (2,883)  $     -       $   3,319       $    436 $  394,830   $     368     $(28,371)     367,263

Earnings per share                                                             $2.77                                 $2.58

Average number of common
  shares outstanding                                                         142,556                               142,556


See notes to pro forma condensed consolidated financial statements.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) The GSI historical balance sheet as of June 30, 1995 has been translated from French francs to U.S. dollars at an exchange ratio of .2067
       (rate at June 30, 1995) dollars to the franc. The income statement for the year ended June 30, 1995 has been translated at a rate of .1935 (average rate for the year ended June 30, 1995).

(b)    To conform with classifications used by ADP.

Adjustments to GSI's consolidated financial statements resulting from the application of U.S. generally accepted accounting principles.

(c) Represents estimated losses on client contracts [$15,157,000] and excess leased space [$10,151,000] (recorded in order to comply with Statement of Financial Accounting Standards No. 5). Additionally, certain claims have been made against GSI in the normal course of business. The fair value of such contingencies is not currently determinable based on the information available at this time.

(d) Represents adjustments to reflect the proper useful life and accumulated depreciation of property,plant and equipment related to specific client contracts.

(e)    Represents the impact of the adjustments referred to in (c) and
       (d) above on the Statement of Consolidated Earnings, as if the acquisition had occurred as of July 1, 1994.


    1. impact of adjustments (c)      $4,717,000
    2. impact of adjustment (d)          392,000
    3. income tax impact of items 1
         and 2 above at an estimated
         effective tax rate of 35%.   (1,790,000)
                                      $3,319,000

Purchase Accounting Pro Forma Adjustments

(f) Represents the elimination of the assets and liabilities and results of operations of GSI entities disposed of during the year ended June 30, 1995 or to be disposed of subsequent to June 30, 1995, including GSI's interest in a joint venture that had previously been consolidated using the proportional consolidation method. Estimated proceeds of $18,200,000 are reflected in other current assetsc.

(g) Represents estimated liability for planned involuntary employee termination benefits [$40,532,000] and estimated losses on asset impairments and disposals of assets [$3,960,000].

(h) Represents miscellaneous adjustments related to initial estimates of fair value of assets acquired and liabilities assumed.

(i) Represents reduction of ADP's historical cash and marketable securities and increase in debt as a result of the acquisition.

(j) Represents the elimination of GSI's historical goodwill existing as of the acquisition date [$35,655,000] and the initial estimate of goodwill and other intangibles arising from the acquisition. This estimate will be adjusted based on the ultimate appraisals, evaluations, and estimates of the fair value of assets acquired and liabilities assumed.

(k) Upon completion of the valuation process, a deferred tax liability and/or asset will be recognized in accordance with Statement of Financial Accounting Standards No. 109 for differences between the assigned value and the tax bases of all assets acquired, other than goodwill, and liabilities assumed. Currently, the information to make such a determination is not available and, accordingly, no deferred tax liability and/or asset is reflected in the pro forma consolidated financial statements.

(l) Represents the impact of the pro forma adjustments on the Statement of Consolidated Earnings, as if the acquisition had occurred as of July 1, 1994.

      1. decrease in interest earnings [$14,200,000       $    21,085,000
         resulting from the reduction of $379,000,000 of cash and marketable securities] and increase in interest expense [$6,885,000 resulting from
         $102,000,000 of short-term debt with an assumed interest rate of 6.75%] assuming the purchase of GSI-Participations as of July 1, 1994.

      2. decrease in goodwill amortization arising from        (2,457,000)
         the elimination of historical GSI goodwill.

      3. initial estimate of amortization of intangibles.      20,800,000
         This estimate is calculated based on an assumed blended amortization period of 25 years. This estimate will be adjusted based on the ultimate appraisals, evaluations, and estimates of the fair value of assets acquired and liabilities assumed which will be developed and documented over the next year.

      4. elimination of restructuring charges previously      (12,774,000)
         recorded by GSI (these charges would have been reflected in the calculation of goodwill had ADP acquired GSI July 1, 1994).

      5. income tax impact of items 1 through 4 above.          1,717,000

                                                          $    28,371,000